ANNEX A

1.	Elliott Investment Management L.P., a Delaware limited partnership (“EIM”), serves as the investment manager of Elliott Associates, L.P., a Delaware limited partnership (“Elliott”) and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International” and together with Elliott, the “Elliott Funds”), with respect to the common shares held by the Elliott Funds and/or their respective subsidiaries. The shares covered by this Form 144 are held by Triple Flag Mining Aggregator S.à r.l. (“TFM Aggregator”), a subsidiary of Elliott International. Mark Cicirelli, an employee of an affiliate of EIM, serves on the board of directors of the Issuer.
2.	In accordance with the procedures described in the Securities and Exchange Commission’s interpretive letter to Goldman, Sachs & Co., dated December 20, 1999 and the Commission’s interpretive letter to Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Inc., dated December 1, 2011, the shares noticed in Section 3(c) of this Form 144 are subject to a master confirmation and supplemental confirmations in respect of a variable price forward sale transaction (the “March 2026 Confirmation”) between TFM Aggregator, Goldman Sachs International (“GSI”), an affiliate of Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co., as custodian, covering up to 3,880,000 Common Shares in the aggregate. The March 2026 Confirmation provides for settlement based on the formula agreed to by the parties over a calculation period of up to three months, subject to specified rights retained by TFM Aggregator and GSI’s right to earlier termination or settlement in specified circumstances. Any initial hedging activity in connection with the variable price forward sale transaction will be conducted by the broker named in Section 3(b) of this Form 144.
3.	The aggregate market value set forth in Section 3(d) of this Form 144 is based on a closing price of $32.87 for the Issuer’s Common Shares on March 30, 2026. The number of shares outstanding set forth in Section 3(e) of this Form 144 is based on 206,603,912 Common Shares outstanding as of March 25, 2026, as disclosed in the Annual Information Form for the period ended December 31, 2025, filed as Exhibit 99.1 to the Form 40-F filed by the Issuer with the Securities and Exchange Commission on March 27, 2026.
4.	On July 15, 2020, TFM Aggregator acquired 37,987,680 Common Shares of the Issuer for an aggregate subscription price of $370,000,000.